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                                     [Letterhead]

                            Consent of Independent Auditors


The Board of Trustees and Shareholders
FBL Variable Insurance Series Fund

We consent to the references to our firm under the captions "Financial Highlights" and "General Information -- Independent Auditors" in the Prospectus for FBL Variable Insurance Series Fund in Part A and "Other Information -- Independent Auditors" in Part B and to the incorporation by reference of our report dated January 31, 1997 on the financial statements of FBL Variable Insurance Series Fund, in the Post-Effective Amendment No. 14 to Form N-1A Registration Statement under the Securities Act of 1933 (No. 33-12791) and in this Amendment No. 15 to the Registration Statement under the Investment Company Act of 1940 (No. 811-5069).


                                             /s/ Ernst & Young LLP

Des Moines, Iowa
April 25, 1997